Exhibit 99.1

Synplicity’s Press Contacts:	Synplicity’s Investor Contact:

John Tsantes	John Hanlon
Tsantes Consulting Group	Synplicity, Inc.
408-426-9926	408-215-6118
jtsantes@tsantes.com	jhanlon@synplicity.com

Andy Haines
Synplicity, Inc.
408-215-6234
andyh@synplicity.com

Synplicity Announces Acquisition By Synopsys

Synplicity joins forces with Synopsys to extend market reach and expand product portfolio

Sunnyvale, Calif., March 20, 2008 — Synplicity, Inc. (Nasdaq:SYNP), a leading supplier of solutions for the design and verification of semiconductors, today announced it has signed a definitive agreement to be acquired by Synopsys, Inc., (Nasdaq: SNPS) a world leader in software and IP for semiconductor design and manufacturing.  When completed, the acquisition will expand Synplicity’s product portfolio and extend the market reach of its industry leading products.

The combination of Synopsys’ world class simulation tools, virtual prototyping products, and IP with Synplicity’s Confirma platform, which accelerates functional verification of ASICs, will accelerate revenue growth in the rapidly growing market for SoC verification solutions.  The acquisition also provides the opportunity to leverage Synopsys’ advanced IC technology to further improve Synplicity’s market leading FPGA synthesis products, and Synplicity will gain an expanded product portfolio with which to serve its approximately 1,800 customers.

Under the terms of the agreement, Synopsys will pay $8 cash per Synplicity share, resulting in a gross transaction value of approximately $227 million, and approximately $188 million net of cash acquired.  The transaction is subject to regulatory and Synplicity shareholder approval, and other customary closing conditions, and is expected to close in the second calendar quarter of 2008.  After the closing, Synplicity will become part of Synopsys, and Synplicity stock will cease trading.

-more-

“The acquisition by Synopsys will allow us to scale Synplicity’s FPGA and rapid prototyping business to help more designers successfully solve the increasingly complex problems associated with creating today’s chips and systems,” said Gary Meyers, president and CEO of Synplicity.

 “Synplicity’s strong product portfolio, expertise, and customer reach will be ideal complements to Synopsys,” said Aart deGeus, chairman and CEO of Synopsys.  “The combination will expand our presence in the systems and mid-tier market segments, will support our strategy to provide rapid prototyping capabilities to a broad set of customers to enable much faster software development, and will enhance Synplicity’s already strong offering in the FPGA implementation market.”

“Today’s pervasive use of FPGAs for system implementation and SoC verification is creating demand for more complete product solutions and expanded technology innovation. I look forward to meeting this innovation challenge with the combined technology assets, complementary talents and similar cultures of our two companies,” said Ken McElvain, co-Founder, chief technical officer and vice president of Synplicity.

Gary Meyers will join Synopsys as a general manager.  Ken McElvain will join Synopsys to help architect the company’s systems solutions.

Deutsche Bank Securities Inc. acted as exclusive financial advisor to Synplicity.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative IC design and verification solutions that serve a wide range of communications, military/aerospace, semiconductor, consumer, computer, and other electronic applications markets. Synplicity’s FPGA implementation tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating logic synthesis, physical synthesis, analysis and debug for programmable logic designs. Synplicity’s ESL synthesis solutions significantly improve productivity for DSP designs realized in ASIC and FPGA devices. The Confirma™ at-speed verification platform, comprising software tools and the HAPS™ family of prototyping systems, enables both comprehensive verification of ASIC, ASSP and SoC designs and software development prior to chip tapeout. Synplicity is the number one supplier of FPGA synthesis tools and its physical synthesis and ASIC verification technologies are the recipients of several prestigious industry awards. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Safe Harbor Statement/Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements regarding the expected closing of Synopsys’ acquisition of Synplicity, impact on Synopsys financial results, potential benefits of the proposed transaction to Synopsys, and integration of Synplicity products and technologies into Synopsys’ products and solutions.  All forward-looking statements are based on the opinions and estimates of management at the time the statements are made and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include, among others, satisfaction of closing conditions to the transaction, our ability to integrate the businesses and technologies of the merged companies, and customer demand for the integrated technologies and product offerings.  Additional information concerning these and other risk factors is contained in the Risk Factors sections of Synopsys’ and Synplicity’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

Additional Information

Synplicity intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger.  The proxy statement will be mailed to the shareholders of Synplicity.  Before making any voting or investment decision with respect to the merger, investors and shareholders of Synplicity are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Synplicity and Synopsys.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity at its corporate website at www.synplicity.com under Corporate-/Investor Relations or calling the investor relations department at (408) 215-6000 or by writing to Synplicity at 600 West California Avenue, Sunnyvale, California 94086 Attn: Investor Relations.

Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity shareholders with respect to the merger.  A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Synplicity’s directors and executive officers is set forth in Synplicity’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 16, 2007.  These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Synplicity’s Investor Relations page on its corporate website at www.synplicity.com.

###